Exhibit (p)(7)

Code of Ethics

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.	Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2.	Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code.

3.	Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

4.	Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.	Comply with the Federal Securities Laws and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

Code of Ethics

6.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

7.	Report any suspected violations of the Code of Ethics. Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Firm will protect the identity of an Employee who reports a suspected violation. However, the Firm remains responsible for satisfying the regulatory reporting, investigative, and other obligations that may follow the reporting of a potential violation.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Firm and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Firm to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients and Investors, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Firm’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, the Firm must act in its Clients’ best interests. Neither the Firm, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about the Firm’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Distribution of the Code and Acknowledgement of Receipt

The Firm will distribute this Manual, which contains the Firm’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

Code of Ethics

All Employees must acknowledge that they have received, read, understood, and agree to comply with the Firm’s policies and procedures described in this Manual, including this Code of Ethics. Please complete the attached Initial and Annual Compliance Questionnaire Supplement (see Appendix 1) and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO is responsible for maintain each Employees’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including the Firm, Employees, Clients, and current or prospective Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for the Firm, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

The Firm’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Firm and/or its Employees on one hand and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of the Firm and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for the Firm to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may, at his discretion, use a Conflicts of Interest Log to document the Firm’s assessment of, and response to, such conflicts.

Reporting Violations of the Code.

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Firm will protect the identity of an Employee who reports a suspected violation. However, the Firm remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation. Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed,

Code of Ethics

requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Code of Ethics

Client Opportunities

Law

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Policy

An Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client. This principle also applies to the purchase or sale of a security at a favorable price.

The Firm has a lower risk profile in this area. The Firm’s Clients primarily invest in leveraged loans and high-yield debt. Employees rarely, if ever, trade in loan products and may not trade in high-yield debt and initial public offerings (“IPOs). The Firm generally does not trade IPOs on behalf of its Clients.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Employee accounts.

Also, Employees should disclose to the CCO if they have relatives, etc., that sit on Boards or are otherwise considered to be the key management of public companies.

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision that the Employee is recommending or making for a Client, the Employee must disclose that interest to the CCO and obtain approval prior to making the investment.

Restriction on Investment. Based on the information given, the CCO will make a decision on whether to restrict an Employee’s participation in the investment decision in light of the following factors, among others: (i) whether any Client is legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

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Record of Determination and Monitoring. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared and maintained by the CCO. The CCO or his designee will monitor Employees’ personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security in a manner which conflicts with this policy.

Code of Ethics

Insider Trading

Law

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material non-public information by such investment adviser or any associated person.

Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as “insider trading.”

The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

(a)	trading by an insider while in possession of material non-public information; in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

(b)	trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)	trading by a non-insider who obtained material non-public information through unlawful means such as computer hacking;

(d)	communicating material non-public information to others; or

(e)	trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways. First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. While the Firm generally does not, in the course of its business, acquire material non-public information, there may be instances in which certain Employees may acquire information which could be material to other Employees in their trading on behalf of a Client or for their personal account.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of Clients.

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Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or his investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend or earnings announcements, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, additions to reserves for bad debts or contingent liabilities, knowledge of an impending change in debt rating by a statistical rating organization, tender offers and stock repurchase plans, and extraordinary management developments.

Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information? Information is non-public until it has been effectively communicated to and digested by the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Non-public information does not change to public information solely by selective dissemination. Examples of the ways in which non-public information might be transmitted include, but are not limited to: in person, in writing, by telephone, during a presentation, by email, instant messaging, or Bloomberg messaging, by text message or through Twitter, or on a social networking site such as Facebook or LinkedIn.

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What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include civil injunctions, jail sentences, and fines or damages up to three times the amount of any profit gained or loss avoided (and up to $1,000,000 for companies). A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation. See Violations and Remedies above.

Policy

The Firm believes it has a moderate risk profile in this area since the Firm does not prepare or disseminate research reports, conduct investment banking business, and conduct any aspect of a “Customer Business” as the term is defined by the SEC and CFTC. The Firm and its employees generally should not have access to any material non-public information due to the Firm’s business activities. However, from time to time the Firm may need to be on the “private side” of certain transactions. Accordingly, the Firm has installed the procedures described below to further circumvent the probability of insider trading.

The Firm strictly forbids any Employee to trade, either personally or on behalf of others, including the Firm or its Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. The Firm’s insider trading prohibitions apply to all Employees, as well as any transactions in any securities by their family members, trusts, or corporations, directly or indirectly controlled by such persons, and extend to activities within and outside their duties as Employees of the Firm.

The Firm and its Employees owe certain fiduciary duties to the Firm’s Clients and the Investors in the Firm’s Funds. Accordingly, from time to time, and in accordance with such fiduciary duties, Employees may deem it to be in the best interest of the Firm’s Clients to disclose proprietary information relating to the Firm’s securities holdings and transactions to third parties and other market professionals. An Employee may only discuss the Firm’s proprietary information with a third party or other market professional if such disclosure is consistent with the securities laws and rules and there is a legitimate business purpose for doing so. The Firm recognizes that it is in the best interests of Clients and Investors, for its Employees to be able to discuss investment ideas, research, trading strategies, trading activity, or opinions regarding specific issuers, securities, industries, markets or the economy in general with third parties, including other market professionals, so that Employees can, among other things, evaluate and refine their ideas and thesis about particular strategies and investments or potential investments. Accordingly, no provision of these procedures is intended to restrict or prevent the disclosure of such ideas or opinions to third parties or other market professionals.

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Procedures

Identification and Protection of Insider Information. If an Employee has questions as to whether they are in possession of material non-public information, he or she should take the following steps:

•	Report the matter immediately to the CCO, who will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

•	Refrain from purchasing or selling the securities on behalf of himself or others.

•	Refrain from communicating the information inside or outside the Firm other than to the CCO.

•	Obtain pre-approval from the CCO prior to accessing non-public information in connection with any transaction.

Restricted List. If the CCO determines that an Employee is in possession of material non-public information, he will prepare a written memorandum describing the information, its source, and the date that the information was received and place the company on a “Restricted List.” Any issuer that is in a portfolio or account that is being managed by CAM is incorporated by reference and should be considered to be included on CAM’s Restricted List. This list shall be circulated to Employees on at least a monthly basis, and whenever a new company is added to notify all Employees that the company is restricted. All decisions about whether to restrict a company, or remove a company from restriction, will be made by the CCO. Restrictions on such company extend to options, rights, and warrants relating to such company’s securities. When a security is restricted, all new trading activity of such company shall cease, unless approved in writing by the CCO. If trading in a company is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm. A security will be removed from restriction if the CCO determines that no insider trading issue remains with respect to such company (for example, if the information becomes public or no longer is material). Employees who receive inside information, even if accidentally or unintentionally, should report one receipt of such information to the CCO.

Restricting Access to Material Non-public Information. Care should be taken so that such information is secure. For example, documents and files that contain material non-public information must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. Documents and files should be stored in locked file cabinets or other secure locations and access to computer files containing material non-public information should be restricted. Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with the Firm or authorized to receive such information. To this end, Employees should avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

Code of Ethics

Intentional Receipt of Non-Public Information about Public Issuers. In certain circumstances the Firm may intentionally obtain non-public information about public issuers. For example, the Firm might be provided with non-public information in connection with certain types of debt investments through the use of virtual data rooms such as IntraLinks. The Firm’s receipt of non-public information about a public issuer may limit the Firm’s ability to trade in that issuer’s public securities, so the CCO must carefully consider the benefits and limitations before non-public information is received. Only the CCO is authorized to sign confidentiality agreements on the Firm’s behalf in connection with the potential receipt of non-public information that are expected to yield non-public information. To the extent that the CCO approves the Firm’s receipt of non-public information, he will oversee the implementation of procedures designed to prevent improper transactions involving related publicly traded securities. The CCO will restrict the access of non-public information to Employees on a “need to know” basis only.

Dissemination of False Information and Rumors. The knowing dissemination of false or misleading information with the intent to manipulate securities prices or markets is prohibited by the Firm and by the law. The Firm operates within a culture of compliance which does not tolerate behavior by its personnel which is unethical or illegal, and maintains strong internal controls in an effort to ensure that the Firm complies with all securities laws and its own policies and procedures. These internal controls may include an intensive audit/testing regime which is partly reliant on a regular review of emails and other communications both internal and external to the Firm. Should you hear a rumor or other communication you know to be false, do not pass such information to others.

Notwithstanding the forgoing, please note: the differentiation between a false rumor and someone’s investment opinion is a very grey area. To be clear, the concern generally applies to the intentional spreading of false rumors and information and is not in any way intended to prevent the free flow of information, including investment ideas and opinions regarding specific companies, securities, and industries, among market professionals.

Code of Ethics

Personal Securities Transactions

Law

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients and should avoid actual improprieties as well as the appearance of impropriety.

Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the CCO and that the adviser review these reports.

Under the SEC definition, the term “access person” includes any employee who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) clients, or who has access to such recommendations that are non-public.

Policy

It is the Firm’s policy that all Employees of the Firm are access persons (“Access Persons”) for purposes of Rule 204A-1. Further, it is the Firm’s policy to prohibit excessive trading in Employee personal investment accounts. This prohibition is not a regulatory requirement, but a prudent measure to command the full attention and interest of Employees during business hours. The CCO has the discretion to determine when trading is excessive.

Short-Term Trading. Although other short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Employees and expects investments to be held for a minimum of thirty (30) calendar days. The CCO may, at his discretion, prohibit short-term trading by all Employees or certain Employees.

Prohibited Transactions. No Access Person may trade in any security of a company on a “restricted list” issued by the CCO under the Firm’s Insider Trading policies and procedures set forth in this Code of Ethics. As noted above, CAM’s Restricted List is presumed to include any issuer that is in a portfolio or account that is being managed by CAM.

Pre-clearance. Access Persons are not permitted to purchase initial public offerings (“IPOs”), high-yield debt, or trade in companies that issue or currently have outstanding high-yield grade debt. Access Persons must request in writing and receive written clearance from the CCO for all personal securities transactions before completing the transactions. Access Persons’ must include, as part of their written pre-clearance request, a screenshot from Bloomberg evidencing that the issuer of the security in which the Access Persons seeks to purchase or sell does not currently issue or have outstanding high-yield debt. New Employees who own or acquired a high-yield debt investment prior to their employment at CAM are not required to sell such legacy holdings upon their employment. However, any sales in legacy high-yield grade debt must be pre-approved in writing by the CCO.

Code of Ethics

Each Access Person who wishes to effect a transaction in a private placement must first obtain written pre-clearance of the transaction from the CCO. In approving any such transaction, the CCO must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda (“PPM”), subscription documents and other materials about the investment as the CCO may request.

A decision on permissibility of the requested transaction generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for a 24 hour period, unless otherwise specified.

Reportable Securities. All Access Persons must provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any security except the following (“Exempt Securities”):

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;

•	money market fund shares;

•	shares of open-end mutual funds; and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in this Personal Securities Transactions policy.

Accounts Covered Under Reporting Requirements. This Personal Securities Transactions policies and procedures apply to all accounts holding any securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. All such accounts are referred to as “Access Person Accounts.”

Exceptions from Reporting Requirements. There are limited exceptions from certain reporting requirements. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control, such an account managed by an investment adviser on a discretionary basis. Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Code of Ethics

Procedures

Initial and Annual Holdings Reports. Employees must periodically report the existence of any account that holds any securities (including securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or his designee on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the attached Initial/Annual Securities Accounts Reporting Form and the Initial/Annual Holdings Reporting Form or account statements.

The Initial/Annual Securities Accounts Reporting Form must be completed for all Access Person Accounts that hold any securities, including accounts that do not hold any Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO or his designee.

Quarterly Trading Reporting Requirements. Each Access Person must provide to the CCO within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Securities) effected in each Access Person Account during such quarter. The report must include the name of the security and as applicable the exchange ticker symbol or CUSIP number, date of the transaction, quantity, price, nature of the transaction, name of the bank, broker-dealer or financial institution through which the transaction was effected, and the date the Access Person submits the report. Information regarding such transactions need not be reported if duplicate monthly account statements (and trade confirmations if requested) for all Access Person Accounts have been provided to the CCO as long as the statements are received not later than 30 days after the end of the applicable quarter. If there are securities that do not appear on the confirmations or account statements (e.g., a private placement approved by the CCO), Employees must independently report such securities on the attached Quarterly Transactions Reporting Form. If no transactions are required to be reported, the Employee must still submit a report and indicate that no transactions in Reportable Securities occurred during the applicable quarter.

Access Persons must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable Security). Reports regarding newly opened accounts must also be submitted to the CCO or his designee within 30 days of the end of each calendar quarter.

Duplicate Account Statements. The Firm requires all Employees to provide duplicate account statements (and confirmations if requested) for any account opened or maintained at a broker-dealer, bank or similar financial institution. Each Access Person shall be responsible for providing their duplicate account statements to the CCO within 30 days of the end of each calendar quarter. Access Persons may arrange for duplicate account statements (and confirmations if requested) to be sent directly to the CCO at the following address:

Code of Ethics

Chatham Asset Management, LLC

26 Main Street, Suite 204

Chatham, New Jersey 07928

Attention: James Ruggerio, Chief Compliance Officer

Or via email to jim@chathamasset.com

Review and Availability of Personal Trade Information. All personal investment account statements information supplied under these procedures, including transaction and holdings reports (initial, quarterly, and annual reports), will be reviewed by the CCO or his designee for compliance with the policies and procedures in this Code of Ethics. Such review shall:

•	address whether Access Person followed internal procedures; and

•

assess whether the Access Person is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person’s trades.

The CCO or his designee will document such review by initialing Access Person statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Employee reports and account statements received.

Confidentiality. The CCO is responsible for maintaining records in a manner to safeguard their confidentiality.

Disclosure of the Code of Ethics. The Firm will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for the Firm’s Code of Ethics should be directed to the CCO.

Code of Ethics

Attachment – Annual/Initial Securities Accounts Reporting Form

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Accodunt Number

I certify that this form fully discloses all of the securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities accounts of immediate family members living in the same household.

Deliver to the CCO or his designee within 10 days of becoming employed by Chatham Asset Management, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Code of Ethics

Attachment – Initial/Annual Holdings Reporting Form

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities holdings of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming employed by Chatham Asset Management, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Attachment – Quarterly Transactions Reporting Form

For the Quarter Ended:

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker- Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

Code of Ethics

Gifts and Entertainment

Law

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients.

ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment, or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions.

The Firm’s policies on gifts and entertainment set forth below are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit Firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which may be viewed as a form of bribery.

Policy

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Investors, brokers, vendors, or other persons that do business with the Firm. Lavish or extravagant gifts are not permissible and must be declined or returned, absent approval by the CCO. Gifts of nominal value under $200 (i.e., either one single gift or gifts that have an aggregate value of no more than $200 annually from a single giver) and promotional items (i.e., pens, mugs) may be accepted.

Entertainment having a reasonable value of no more than $200 at which both the Employee and the giver are present (e.g., business lunches and dinners, and sporting and cultural events) also may be accepted. Employees may not accept entertainment having a value in excess of $200 unless (i) there is a specific business purpose for such event; (ii) both the Employee and the giver are present; and (iii) the Employee’s participation in the event has been approved in advance by CCO.

Giving Gifts and Providing Entertainment. Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval to give gifts or entertainment in excess of $200 to any Investor, prospect, or individual or entity that the Firm does, or is seeking to do, business with. Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not entertain the same person more than four times per year or spend more than $200 per person on business meals on such occasions. Employees may not provide entertainment having a reasonable value in excess of $200 to such persons unless (i) there is a specific business purpose for such event;

Code of Ethics

(ii) both the Employee and the recipient are present; and (iii) the provision of such entertainment has been approved in advance by the CCO. Due to the current market price of tickets for “premium” sporting events, such as a championship game, exceptions to this policy are available if preapproved in writing by the CCO.

Cash. No Employee may give or accept cash gifts or cash equivalents to or from Investors, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Investor Complaints. Employees may not make any payments or other account adjustments to Investors in order to resolve any type of complaint. All such matters must be handled by the CCO.

ERISA Considerations. Employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. The Firm is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO.

Procedures

Prohibited Gifts and Entertainment. If an Employee has received a gift with an aggregate value exceeding $200 from any Investor, broker, vendor, or other person that does or seeks to do business with the Firm or has been invited to participate in an event having a value in excess of $200, the Employee must seek the approval of the CCO prior to accepting such gift or entertainment. If an Employee wishes to provide any such gift or entertainment to any Investor, prospect, or individual or entity that the Firm does, or is seeking to do, business with, the Employee must seek the approval of the CCO prior to providing such gift or entertainment.

Gifts and Entertainment Monitoring. All approvals of gifts and entertainment will be recorded and tracked in a gift and entertainment log. If there is any question about the appropriateness of any particular gift, Employees should consult the CCO.

Expense Reports. The CCO will review all reports or other documentation regarding Employee expense reimbursement annually to monitor compliance with this policy.

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Political and Charitable Contributions

Law

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;

•	Firms that solicit clients or investors on behalf of advisers; and

•	“Covered associates” of the entities listed above. For purposes of this policy, all CAM Employees are deemed “covered associates” of the Firm.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Policy

Political Contributions. Political contributions by the Firm or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited. Any political contribution by the Firm or its Employees, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution.

Charitable Contributions. Employees may not solicit charitable contributions from Investors, brokers, vendors, or other persons that do business with the Firm without the prior approval of the CCO.

Procedures

Political Contributions. If an Employee or any affiliated entity is considering making a political contribution to any federal, state, or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO in writing or using the attached Political Contribution Pre-clearance form. The same pre-clearance process is applicable to an employee who wishes to host or attend a fundraising dinner or similar event benefiting candidates who are running for federal, state or local political office.

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The CCO will consider whether the proposed contribution or event is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

Political Contribution means: Any gift, subscription, loan, advance or deposit of money or anything of value made (1) for the purpose of influencing an election for a federal, state or local office; (2) for payment of a debt incurred in an election; or (3) for inaugural or transition expenses of a candidate for federal, state or local office. Cash donations are clearly political contributions; generally, volunteer activity is not a political contribution. In addition, attendance at fundraising dinners or similar events for the benefit of those running for state or local office is also considered a prohibited “political contribution.”

The CCO will meet with all new Employees to discuss their past political contributions. The review will address the prior six months for potential Employees who will have no involvement in the solicitation of Investors; contributions for all other potential Employees will be reviewed for the past two years.

Any political contribution by the Firm rather than its Employees, must be pre-cleared by a member of senior management, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

Charitable Contributions. Donations by the Firm or Employees to charities with the intention of influencing such charities to become Investors are strictly prohibited. Prior to soliciting charitable contributions from any Investor, broker, vendor, or other person that does business with the Firm, an Employee must receive the approval of the CCO. The Employee must notify the CCO of amounts received from such persons as a result of such solicitation. The CCO shall maintain a record of each such solicitation. All such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

Public Office. Employees must obtain written pre-approval from the CCO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with the Firm’s business activities.

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Attachment – Political Contribution Pre-clearance Form

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Employee’s Name:	Title:

Name of person or entity making the contribution (if other than Employee):

Recipient’s Name:	Title:

List the office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you eligible to vote directly for the candidate? Yes / No

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where Chatham Asset Management is providing or seeking government business.

Intended Date of Contribution:

Signature:

CCO Use Only

             Approved                                               Not Approved

Reviewed by:	Date:

Code of Ethics

Outside Business Activities

Law

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Policy

Employees may not engage in any of the following outside business activities without the prior written consent of the CCO:

•	Be engaged in any other business;

•	Be an officer of or employed or compensated by any other person for business-related activities;

•	Serve as general partner, managing member, or in a similar capacity with limited or general partnerships, limited liability companies, or private funds (other than Funds managed by the Firm);

•

Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients and the underlying Investors;

•

Have any direct or indirect financial interest or investment in any dealer, broker, or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

•

Serve on the board of directors (or in any similar capacity) of a public or private company, including not-for-profit corporations. Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits.

Any personal or family interest in any of the Firm’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by the Firm may benefit that Employee or a family member, either directly or indirectly, then the Employee must immediately disclose this possibility to the CCO. Employees may use the attached Miscellaneous Reporting Form to inform the CCO of any such issues.

Procedures

Approval. Before undertaking any of the activities listed above, the Employee must provide to the CCO detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the CCO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

Code of Ethics

Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) property of the Firm, or utilize the services of the Firm or its Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services; and (iii) if the activity was required to be and has been approved by the CCO, the Employee must report any change in status with respect to such activity.

Code of Ethics

Attachment – Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Submitted by:

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

Describe any necessary follow up:

Code of Ethics

Confidentiality

Law

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm, its affiliates, their investments and investment strategies, or its Clients and its underlying Investors or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality, regardless of when such information was produced or obtained by the Firm, and includes, but is not limited to, marketing documents, performance information, financial information, the composition of the Firm’s securities portfolios, prospective investments (generally and with respect to specific investments), information regarding investors, and certain records, procedures, software and other proprietary information. Confidential Information also includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Policy

The Firm has a low-risk profile in this area. It generally does not enter into confidentiality agreements. The proper treatment of Confidential Information is a key aspect of preserving the integrity of the Firm.

Employees shall not at any time, either while employed or otherwise providing services to the Firm or at any time after being employed or otherwise retained, seconded, or providing services to the Firm (i) use or appropriate for their own use or the use of any other person, directly or indirectly, any Confidential Information for their personal benefit or the benefit of any other person, or (ii) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm or to third parties under the circumstances described in the Privacy and Safeguarding of Information section of this Manual. The Firm will not tolerate any Employee’s violation of this Confidentiality policy

Procedures

Restrictions on Communications of Confidential Information. All Employees are prohibited from discussing or otherwise disclosing Confidential Information to anyone not affiliated with the Firm unless expressly authorized by senior management. However, the sharing of certain types of Confidential Information is permissible if such sharing is determined to be in the best interest of Clients and is in accordance with the Firm’s fiduciary duty to the Clients, Federal Securities Laws, and the Firm’s policies on insider trading. Such sharing, may include, but is not limited to, the confidential research, intellectual property, proprietary processes, and ideas for

Code of Ethics

new research or services with industry professionals, In no event may an Employee communicate Confidential Information to any person under circumstances in which it appears likely that such person will misuse the information. Each Employee agrees to inform the CCO promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

The firm has adopted additional policies and procedures designed to ensure the protection of Confidential Information in the Privacy and Safeguarding of Information section of this Manual.